EXHIBIT (l)(2)

                        [Letterhead of Piper Rudnick LLP]


                                December 3, 2004



THE INDIA FUND, INC.
200 Park Avenue, 24th Floor
New York, New York  10166

         Re:  Registration Statement On Form N-2
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Ladies and Gentlemen:

         We serve as special Maryland counsel to The India Fund, Inc., a Maryland corporation (the "Fund"), in connection with the issuance by the Fund to the holders (each, a "Holder" and, collectively, the "Holders") of common stock, $.001 par value per share, of the Fund ("Common Stock"), at the close of business on the record date (the "Record Date") set forth in the Prospectus (as defined below), of 22,640,973 non-transferable rights (the "Initial Rights"), entitling the Holders to acquire 7,546,991 shares (the "Initial Shares") of Common Stock upon exercise of the Initial Rights. The Fund further reserves the option to increase the number of shares offered by up to 1,886,747 shares of Common Stock (the "Additional Shares" and, together with the Initial Shares, the "Shares"). Collectively, the transaction is referred to herein as the "Offer". The Shares are being registered under the Securities Act of 1933, as amended (the "Act"), and the Investment Company Act of 1940, as amended, pursuant to a Registration Statement on Form N-2 of the Fund (File Nos. 333-116736 and 811-8266, respectively) (as amended, the "Registration Statement"), initially filed with the Securities and Exchange Commission (the "Commission") on June 22, 2004, including the prospectus included therein at the time the Registration Statement is declared effective (the "Prospectus"). Each Holder is being offered one Initial Right for each whole share of Common Stock owned by the Holder on the Record Date. Each Initial Right will entitle the Holder thereof to acquire one share of Common Stock for each three Initial Rights held, rounded down to the nearest number of Initial Rights evenly divisible by three, subject to the terms and conditions set forth in the Prospectus. This opinion is being provided at your request in connection with the filing of an amendment to the Registration Statement.

         In rendering the opinion expressed herein, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

                  (a) The charter of the Fund (the "Charter"), as in effect as of the date hereof, certified as of July 30, 2004 by the State Department of Assessments and Taxation of Maryland (the "SDAT"), and certified as of the date hereof in the Certificate (as defined below).
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                                                            THE INDIA FUND, INC.
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                  (b) The By-Laws of the Fund, as in effect on the date hereof
(the "By-Laws"), certified as of the date hereof in the Certificate.

                  (c) The Registration Statement and a preliminary draft of the Prospectus, each in the form attached to the Certificate.

                  (d) The resolutions of the Board of Directors of the Fund (the "Resolutions"), relating to the organization of the Fund, the authorization of the Offer and the transactions contemplated thereby, the authorization of the filing of the Registration Statement and the authorization and issuance of the Initial Rights and the Shares.

                  (e) A short-form Good Standing Certificate for the Fund, dated as of the date hereof, issued by the SDAT.

                  (f) An Officer's Certificate of the Fund, dated the date hereof (the "Certificate"), as to certain factual matters.

         In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the aforesaid documents, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies (and the authenticity of the originals of such copies), the absence of other agreements or understandings among the parties, written or oral, or actions or conduct of the parties or otherwise that would modify, amend, supplement or waive the terms of any of the aforesaid documents, or the respective rights or obligations of the parties thereunder, and the accuracy and completeness of all public records reviewed by us. In making our examination of documents executed by parties other than the Fund, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder, and we have also assumed the due authorization by all requisite action, corporate or other, and the valid execution and delivery by such parties of such documents and the validity, binding effect and enforceability thereof with respect to such parties. As to any facts material to this opinion, we have relied solely upon the Certificate, without independent verification.

         Based upon the foregoing, having regard for such legal considerations as we deem relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you that:

                  (1) The Fund is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

                  (2) The Shares have been duly authorized and, when issued and delivered pursuant to the terms of the Registration Statement and the Resolutions and upon receipt by the Fund of the consideration for the Shares as described in the
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                                                            THE INDIA FUND, INC.
                                                                          Page 3


         Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable.

         The opinion set forth herein is subject to additional assumptions, qualifications and limitations as follows:

                  (a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland.

                  (b) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

                  (c) We express no opinion as to compliance with the securities (or "blue sky") laws of the State of Maryland.

                  (d) We assume that the issuance and sale of the Shares will not cause the Fund to exceed the total number of authorized shares of capital stock of the Fund, as provided in the Charter.

                  (e) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

         We hereby consent to the filing of this opinion with the Commission as Exhibit (l)(2) to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,

                                                     /s/ Piper Rudnick LLP